Exhibit 10.35(a)

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”) among SBA PROPERTIES INC., a Florida corporation (“SBA”), and JEFFREY A. STOOPS (the “Executive”) is made and entered into as of this 24th day of June, 2005.

W I T N E S S E T H:

WHEREAS, SBA and the Executive entered into an Employment Agreement, dated as of February 28, 2003 (the “Agreement”);

WHEREAS, the Executive and SBA mutually desire to amend the Agreement.

NOW, THEREFORE, effective as of the 24th day of June, 2005, the Agreement shall be amended as follows:

1. Section 2 of the Agreement shall be deleted in its entirety and replaced with the following:

“2. TERM. The term of employment of the Executive by the Parent Group hereunder shall commence as of January 1, 2003 (the “Effective Date”) and shall end December 31, 2008 (the “Initial Term”), unless sooner terminated as hereinafter provided or automatically extended in accordance with Section 7(a). All references herein to the “Term” shall refer to both the Initial Term and any automatic extension of the term that occurs in accordance with Section 7(a) during the Initial Term.”

2. The first paragraph of Section 6(c)(i) of the Agreement shall be amended by adding the following at the end thereof:

“The Severance Payments shall be payable in a lump sum as soon as administratively practicable following the date of the Executive’s termination of employment.”

3. The first sentence of Section 9(d) of the Agreement shall be amended by inserting a comma (“,”) and the word “inventions” after the word “specifications”.

4. The last sentence of Section 9(d) of the Agreement shall be amended by inserting a comma (“,”) and the words “and works of authorship” after the word “patentable”.

5. Section 9(f) of the Agreement shall be deleted in its entirety and replaced with the following:

“(f) Assignment of Developments. During the Executive’s employment, all Developments that are at any time made, reduced to practice, conceived or suggested by him, whether acting alone or in conjunction with others, shall be the sole and absolute property of the Parent Group, free of any reserved or other rights of any kind on his part, and the Executive hereby irrevocably assigns, conveys and transfers any and all right, title and interest that he may have in such Developments to the Parent Group. If such Developments were made, reduced to practice, conceived or suggested by the Executive during or as a result of his employment relationship with the Parent Group, the Executive shall promptly make full disclosure of any such Developments to the Parent Group and, at the Company’s cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Parent Group to be necessary or desirable at any time in order to effect the full assignment to the Parent Group, of his right and title, if any, to such Developments. The Executive acknowledges and agrees that any invention, concept, design or discovery that concretely relates to or is associated with the Executive’s work for the Parent Group that is described in a patent application or is disclosed to a third party directly or indirectly by the Executive during the Restricted Period shall be the property of and owned by the Parent Group and such disclosure by patent application (except by way of a patent application filed by the Parent Group) or otherwise shall constitute a breach of Section 8(a) above.”

6. Section 11 of the Agreement shall be amended to insert the following language before the period (“.”) at the end thereof:

“; provided, however, that the Company may, without the Executive’s consent, amend any provision of this Agreement to the extent it deems such amendment necessary or advisable, in its sole discretion, including, without limitation, delaying any payment to the Executive made pursuant to Section 6(c)(i) for a period of six months after the date of termination, in order to avoid any adverse or unintended tax consequences to the Executive under, or otherwise comply with, Section 409A of the Code, and any such amendment shall not be a basis for a resignation by the Executive for Good Reason”

7. The Agreement shall remain unchanged in all other respects. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed effective as of the day and year first above written.

SBA PROPERTIES, INC.

By:	/s/ Thomas P. Hunt
Name:	Thomas P. Hunt
Title:	Senior Vice President and General Counsel

EXECUTIVE

/s/ Jeffrey A. Stoops
JEFFREY A. STOOPS

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